UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2020

EXPEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Expedia Group Way W.

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

(206) 481-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	EXPE	The Nasdaq Global Select Market
Expedia Group, Inc. 2.500% Senior Notes due 2022	EXPE22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Foreign Credit Facility

On August 5, 2020, Expedia Group, Inc., a Delaware corporation (the “Company”) and Expedia Group International Holdings III, LLC, as borrower (the “Borrower”), entered into that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Foreign Credit Facility”) among the Company, the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and London agent.

Obligations under the Foreign Credit Facility are unsecured. Such obligations are guaranteed by the Company, its subsidiaries that guarantee obligations under the Amended and Restated Credit Agreement, dated as of May 5, 2020, among the Company, Expedia, Inc., Travelscape, LLC, Hotwire, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and London agent (as amended by that certain First Amendment, dated as of July 6, 2020, and that certain Second Amendment, dated as of August 5, 2020, the “Existing Credit Facility”) and certain of the Company’s additional subsidiaries (collectively, the “Guarantors”) pursuant to the Guarantee Agreement, dated as of August 5, 2020, among the Borrower, the Guarantors and the Administrative Agent.

Aggregate commitments under the Foreign Credit Facility total $855 million, and mature on May 31, 2023. Substantially concurrently with the establishment of the Foreign Credit Facility, the Company reduced commitments under the Existing Credit Facility in an amount equal to $855 million and prepaid indebtedness under the Existing Credit Facility in an amount equal to $772 million.

Loans under the Foreign Credit Facility will bear interest at a rate equal to an index rate plus a margin (A) in the case of eurocurrency loans, (i) prior to December 31, 2021, equal to 2.50% per annum and (ii) on and after December 31, 2021, or prior to such date for each quarter that the leverage ratio, as of the end of the most recently ended fiscal quarter for which financial statements have been delivered, calculated on an annualized basis using consolidated EBITDA for the two most recently ended fiscal quarters included in such financial statements multiplied by two, is not greater than 5.00:1.00, ranging from 1.25% to 2.00% per annum, depending on the Company’s credit ratings, and (B) in the case of base rate loans, (i) prior to December 31, 2021, equal to 1.50% per annum and (ii) on and after December 31, 2021, or prior to such date if the leverage ratio condition referred to above is satisfied, ranging from 0.25% to per 1.00% annum, depending on the Company’s credit ratings.

The covenants, events of default and other terms and conditions in the Foreign Credit Facility are substantially similar to those in the Existing Credit Facility, but include additional limitations on the Borrower and certain other entities that are not obligors under the Existing Credit Facility.

The foregoing description of the Foreign Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Foreign Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Existing Credit Facility

On August 5, 2020, the Company and certain of its subsidiaries entered into that certain Second Amendment (the “Amendment”), among the Company, Expedia, Inc., Travelscape, LLC, Hotwire, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and London agent. The Amendment, among other things, made changes to certain provisions of the Existing Credit Facility to conform to the corresponding provisions in the Foreign Credit Facility.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of August 5, 2020, among Expedia Group, Inc., Expedia Group International Holdings III, LLC, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.
10.2	Second Amendment, dated as of August 5, 2020, among Expedia Group, Inc., Expedia, Inc., Travelscape, LLC, Hotwire, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and London Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA GROUP, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Chief Legal Officer and Secretary

Dated: August 6, 2020